As filed with the Securities and Exchange Commission on November 13, 2026

Registration No. 333-167675

333-191074

333-206323

333-215453

333-218632

333-222259

333-228811

333-235499

333-251144

333-260278

333-267776

333-276951

333-280208

333-291324

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENTS

333-167675, 333-191074, 333-206323, 333-215453, 333-218632, 333-222259, 333-228811,

333-235499, 333-251144, 333-260278, 333-267776, 333-276951, 333-280208, and 333-291324

UNDER THE SECURITIES ACT OF 1933

Curis, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3505116 (I.R.S. Employer Identification No.)
128 Spring Street, Building C – Suite 500 Lexington, MA (Address of Principal Executive Offices)	02421 (Zip Code)

Fifth Amended and Restated 2010 Stock Incentive Plan, as amended

Inducement Awards Granted Pursuant to Nasdaq Stock Market Rule 5635(c)(4)

2026 Incentive Plan

(Full Title of the Plan)

James E. Dentzer

President and Chief Executive Officer

128 Spring Street, Building C – Suite 500

Lexington, MA 02421

(Name and Address of Agent For Service)

(617) 503-6500

(Telephone Number, Including Area Code, of Agent For Service)

with a copy to:

Peter N. Handrinos

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Non-accelerated filer	☒	Accelerated filer	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

Curis, Inc. (the “Company”) has previously filed registration statements on Form S-8 (File Nos. 333-167675, 333-191074, 333-206323, 333-215453, 333-218632, 333-222259, 333-228811, 333-235499, 333-251144, 333-260278, 333-267776, 333-276951, 333-280208, and 333-291324) (the “Registration Statements”) to register shares of common stock, par value $0.01 per share (“Common Stock”), of the Company, as adjusted for reverse stock splits, available for issuance under the Company’s Fifth Amended and Restated 2010 Stock Incentive Plan, as amended (the “2010 Plan”), and shares of Common Stock issuable pursuant to awards granted under the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) (the “Inducement Awards”).

On March 17, 2026 (the “Effective Date”), the stockholders of the Company approved the Company’s 2026 Incentive Plan (the “2026 Plan”). Under the terms of the 2026 Plan: (i) as of the Effective Date, no new awards may be granted under the 2010 Plan, however the terms and conditions of the 2010 Plan will continue to govern any outstanding awards granted thereunder prior to the Effective Date (together with the Inducement Awards, the “Outstanding Awards”); (ii) the number of shares of Common Stock reserved for issuance under the 2010 Plan that remained available for grant under the 2010 Plan as of the Effective Date and the Outstanding Awards that were outstanding as of the Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right, will be available for issuance under the 2026 Plan and subject to the terms of the 2026 Plan.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements and in accordance with Securities Act Forms Corporation Finance Interpretation 126.43, the Company is filing this Post-Effective Amendment to the Registration Statements to reflect that, as of the Effective Date, except to the extent of the number of shares of Common Stock issuable under then Outstanding Awards, the shares of Common Stock available for issuance under such registration statements will no longer be issued under the 2010 Plan or pursuant to the Inducement Awards and may instead be issued under the 2026 Plan. The maximum number of shares of Common Stock previously registered under the Registration Statements that were available for issuance under the 2010 Plan and under the Inducement Grants was 173,744 shares, as adjusted to reflect the reverse stock splits of the Common Stock previously effected by the Company and will be available for issuance under the 2026 Plan. No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Post-Effective Amendment to Registration Statements.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Post-Effective Amendment to Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

DISCLOSURE OF CERTAIN FINANCIAL DATA REFLECTING REVERSE STOCK SPLIT

The following selected financial data has been derived from our audited financial statements in Curis’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on March 24, 2026 and our Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the Commission on May 13, 2026, as adjusted to reflect the 1-for-20 reverse stock split effected on July 2, 2026 for all periods presented. Our historical results are not indicative of the results that may be expected in the future.

AS REPORTED (in thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
Net loss	$(24,199)	$(10,616)	$(7,582)	$(43,389)
Net loss per share, basic and diluted	$(1.25)	$(1.25)	$(0.58)	$(6.88)
Weighted-average shares outstanding, basic and diluted	19,363,478	8,493,886	13,164,032	6,306,284
Common shares outstanding	39,978,693	10,462,250	12,928,853	8,487,818

AS ADJUSTED (in thousands, except share and per share amounts)

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
Net loss	$(24,199)	$(10,616)	$(7,582)	$(43,389)
Net loss per share, basic and diluted	$(24.99)	$(24.99)	$(11.52)	$(137.61)
Weighted-average shares outstanding, basic and diluted	968,276	424,781	658,297	315,315
Common shares outstanding	1,999,041	523,202	646,537	424,478

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents and portions thereof, only to the extent they have been filed (and not furnished) by the Registrant with the Commission, are incorporated in this Post-Effective Amendment to Registration Statements by reference and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”);

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, June 30, 2026 and September 30, 2026;

(c)	The Registrant’s Current Reports on Form 8-K as filed with the Commission on January 8, 2026, February 9, 2026, March 17, 2026, May 1, 2026, May 22, 2026, June 25, 2026, July 1, 2026 (as amended by the Form 8-K/A as filed with the Commission on July 1, 2026), July 2, 2026, July 30, 2026; October 19, 2026 and November 6, 2026; and

(d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A as filed with the Commission on April 13, 2000, as updated by the Description of the Registrant’s Securities Pursuant to Section 12 of the Exchange Act as filed as Exhibit 4.2 to the Registrant’s Annual Report, and any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed (and not furnished) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Post-Effective Amendment to Registration Statements which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment to Registration Statements and to be part hereof from their respective dates of filing (such documents and the documents listed above (other than any document furnished to the Commission), being hereinafter referred to as “Incorporated Documents”). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Post-Effective Amendment to Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment to Registration Statements.

This Post-Effective Amendment to Registration Statements may contain information that updates, modifies or is contrary to information in one or more of the Incorporated Documents. You should not assume that the information in this Post-Effective Amendment to Registration Statements is accurate as of any date other than the date of this Post-Effective Amendment to Registration Statements or the date of the Incorporated Document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete Delaware General Corporation Law, or the DGCL, and the Registrant’s certificate of incorporation and by-laws.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

Article Sixth of the Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or any of its stockholders for any monetary damages for any breach of fiduciary duty as a director of the Registrant, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Article Eighth of the Registrant’s certificate of incorporation provides, in general, that the Registrant shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation (including any partially or wholly owned subsidiary of the Registrant), partnership, joint venture, trust or other enterprise (including any employee benefit plan), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any such action, suit or proceeding to the maximum extent permitted by the DGCL. The foregoing right of indemnification is in no way exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise.

In addition to the indemnification provided by the Registrant’s certificate of incorporation and under the DGCL, the Registrant has entered into indemnification agreements with its executive officers and directors. The indemnification agreements provide that each such person:

•	shall be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him or her by virtue of his or her position as an officer or director of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; and

•	shall be indemnified by the Registrant against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him or her by virtue of his or her position as an officer or director of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that an officer or director has been successful, on the merits or otherwise, he or she is required to be indemnified by the Registrant against all expenses (including attorneys’ fees) incurred in connection with defending any proceeding to the extent that the Registrant does not assume the defense of such proceeding. Expenses shall be advanced to an officer or director, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, the officer or director must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

The Registrant maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description
4.1	Restated Certificate of Incorporation of Curis, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 14, 2026)
4.2	Amended and Restated By-laws of Curis, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 22, 2025)
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24.1*	Power of attorney (included on the signature pages of this Post-Effective Amendment to Registration Statements).
99.1	2026 Incentive Plan (incorporated by reference to Appendix B to the Registrant’s Proxy Statement on Schedule 14A, filed on February 19, 2026)
99.2	Fifth Amended and Restated 2010 Stock Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Proxy Statement on Schedule 14A, filed on April 10, 2025)
99.3	Form of Nonstatutory Stock Option Agreement - Inducement Grant pursuant to Nasdaq Stock Market Rule 5635(c)(4) (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 filed on January 6, 2017 (File No. 333-215453)).

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective Registration Statement; and

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on November 13, 2026.

CURIS, INC.

By:	/s/ Diantha Duvall
Diantha Duvall
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Curis, Inc., hereby severally constitute and appoint James E. Dentzer and Diantha Duvall and each of them singly, our true and lawful attorneys with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Post-Effective Amendment to Registration Statements on Form S-8 filed herewith and any and all subsequent amendments to said Post-Effective Amendment to Registration Statements and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Curis, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Post-Effective Amendment to Registration Statements and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James E. Dentzer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2026
James E. Dentzer
/s/ Diantha Duvall	Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2026
Diantha Duvall

/s/ Martyn D. Greenacre	Chairman of the Board of Directors	November 13, 2026
Martyn D. Greenacre

/s/ Anne E. Borgman	Director	November 13, 2026
Anne E. Borgman

/s/ John A. Hohneker	Director	November 13, 2026
John A. Hohneker

/s/ Kenneth I. Kaitin	Director	November 13, 2026
Kenneth I. Kaitin

/s/ Marc Rubin	Director	November 13, 2026
Marc Rubin